Press Release



10 February, 2004


On February 6, 2004, First Federal of Northern Michigan (the "Bank"), a Federally chartered savings bank wholly owned by Alpena Bancshares, Inc. ("ABI"), a federally chartered holding company, signed a definitive Purchase and Assumption Agreement ("Agreement") with North Country Bank and Trust, a Michigan state-chartered bank, to acquire two of North Country Bank and Trust's branches located at 6230 River Street, Alanson, Michigan and 625 North Williams Street, Mancelona, Michigan.

The transaction will include the assumption of approximately $13.0 million in deposits and the purchase of approximately $17,000 in loans related to the two branches.

The transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 2004.

Martin A Thomson, President and Chief Executive Officer of First Federal of Northern Michigan stated, "This transaction will contribute toward the growth of our Bank and enable us to broaden our customer base. When this transaction is complete, First Federal will have 10 full service branches serving Northern Lower Michigan."

"First Federal of Northern Michigan has a reputation of being a community bank that focuses on the needs of its customers," remarked Thomson. "This is an exciting opportunity to provide our new customers the wide range of products and services we offer, while also giving them the personalized attention of a community bank." Thomson added "We look forward to welcoming these new customers, communities and employees to our Bank."


First Federal of Northern Michigan currently operates 8 full service branches in the North Eastern Lower Peninsula of Michigan. At December 31, 2003, First Federal had assets of $224.6 million and $21.8 million of stockholders equity.